MEMORIAL FUNDS
                    SHAREHOLDER SERVICE AND DISTRIBUTION PLAN
                             PURSUANT TO RULE 12B-1


WHEREAS, Memorial Funds, an unincorporated business trust organized and existing under the laws of the State of Delaware (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust is a "series company" within the meaning of Rule 18f-2 under the 1940 Act and is authorized to issue an unlimited number of shares of beneficial interest (the "Shares") in separate series representing interests in separate portfolios of securities and other assets; and

WHEREAS, the Trust offers a series of such Shares representing interests in Memorial Government Bond Fund, Memorial Growth Equity Fund and Memorial Value Equity Fund (each a "Fund" and collectively the "Funds"); and

WHEREAS, the Trustees of the Trust, upon review of the Trust's Shareholder Service Plan established in 1999 (pursuant to which Fund assets have been used to pay service providers for non-distribution services) and upon review of alternative plans, have determined that it would be beneficial to the Trust to adopt an expanded plan which allows for the use of plan proceeds to pay for distribution related expenses; and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Funds and their shareholders, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW, THEREFORE, for a Fund, upon approval by shareholders of that Fund, the Trust hereby adopts this Plan in accordance with Rule12b-1 under the 1940 Act, on the following terms and conditions:

1.       SERVICING ACTIVITIES.

DISTRIBUTION SERVICES. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares of the Fund, which activities may include, but are not limited to, the following:

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Rule 12b-1 Plan
January 30, 2004
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a) payments to the Trust's  Distributor and to securities  dealers and others in respect of the sale of Shares of the Fund;

b) payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this
Plan) who engage in or support distribution of Shares of the Fund or who render shareholder support services not otherwise provided by the Trust's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Fund, and providing such other shareholder services as the Trust may reasonably request;

c) formation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

d) preparation, printing and distribution of sales literature;

e) preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust;

f) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.

NON-DISTRIBUTION SERVICES. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in non-distribution activities, which activities may include, but are not limited to, the following:

     payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who render shareholder support services not otherwise provided by the Trust's transfer agent, administrator, or custodian, including but not limited to (a) establishing and maintaining accounts and records relating to clients of a service provider, (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Trust may be effected and other matters pertaining to the Trust's services, (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records, (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions, (e)arranging for the wiring of funds, (f) integrating periodic statements with other shareholder transactions, and
     (g) providing such other shareholder services as the Trust may reasonably request;

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January 30, 2004
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The Trust is authorized  to engage in the  activities  listed above,  and in any other activities primarily intended to result in the sale of Shares of the Fund, either directly or through other persons with which the trust has entered into agreements related to this Plan.

2. EXPENDITURES.

a) Fund assets may be utilized to pay for or reimburse expenditures in connection with sales and promotional services, such as those set forth in paragraph 1 above, related to the distribution of Fund shares, including personal services provided to prospective and existing Fund shareholders. This shall be a compensation plan, not a reimbursement plan. The total amount to be expended pursuant to this Plan shall be 0.25% of net assets on an annual basis.

b)  The  Trustees   shall   designate  the  person   responsible   for  receipt,
administration and disbursement of Plan proceeds from time to time.

3. TERM AND TERMINATION.

a) This Plan shall become effective as to a Fund when approved by shareholders of that Fund. Unless terminated as herein provided, this Plan shall continue in effect for one year and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Non-Interested Trustees, cast at a meeting called for the purpose of voting on such approval.

b) This Plan may be terminated at any time with respect to a Fund by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities of the Fund as defined in the 1940 Act.

4. AMENDMENTS.

a) This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund as defined in the 1940 Act with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

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January 30, 2004
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b) In  connection  with any  meeting  of  shareholders  of the Fund,  on matters affecting on a particular class, only shareholders of said class shall be entitled to vote on the matters.

5. SELECTION AND NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

6.  AGREEMENTS   RELATED  TO  THIS  PLAN.   Agreements  with  persons  providing
distribution services to be paid for or reimbursed under this Plan shall provide that:

a) the agreement will continue in effect for a period of one year and will continue thereafter only if specifically approved by vote of a majority of the trustees of the Trust;

b) the agreement may be terminated at any time, without payment of any penalty, by vote of a majority of (i) the Non-Interested Trustees or (ii) the outstanding voting securities of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement;

c) the agreement will terminate automatically in the event of an assignment;

d) in the event the agreement is terminated or otherwise discontinued, no further payments or reimbursements will be made by the Fund after the effective date of such action; and

e) payments and/or reimbursements may only be made for the specific sales or promotional services or activities identified in Section 1 of this Plan and must be made on or before the last day of the one year period commencing on the last day of the calendar quarter during which the service or activity was performed.

7. QUARTERLY REPORTS. The Treasurer of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

8. RECORD KEEPING. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

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January 30, 2004
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9. LIMITATION OF LIABILITY.  Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The execution of this Plan has been authorized by the Trustees, and this Plan has been signed on behalf of the Trust by an authorized officer of the Trust, acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Agreement and Declaration of Trust.


This Plan was approved by shareholders on January 30, 2004.


/S/ PAUL B. ORDONIO
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Paul B Ordonio, Vice President and Secretary